EXHIBIT 10.1

AMENDED AND RESTATED DIRECTOR DEFERRED STOCK UNIT AWARD TERMS

PROLOGIS, INC 2012

LONG-TERM INCENTIVE PLAN

Effective as of [DATE] (the “Grant Date”), [NAME] (the “Participant”) has been granted a Full Value Award under the Prologis, Inc. 2012 Long-Term Incentive Plan (the “Plan”) in the form of deferred stock units (the “Award”).  The Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Terms”).

1.Award.  Subject to the Award Terms and the Plan, the Participant is hereby granted _______ deferred stock units (the "Units").  This Award contains the right to credits of dividend equivalent units (“Dividend Equivalent Units”) as described in Section 4.  Each vested Unit and Dividend Equivalent Unit shall be paid in accordance with Section 5.

2.Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in the Award Terms.

3.Vesting.  Subject to the Award Terms, the Plan and any other agreement between Prologis and the Participant, the Units awarded hereunder shall vest in their entirety on the earlier of (a) the first anniversary of the Grant Date or (b) the first annual meeting of the stockholders of Prologis that occurs after the Grant Date (which date shall be referred to as the “Vesting Date”) provided that the Participant’s Termination Date has not occurred prior to the Vesting Date.  Notwithstanding the foregoing, if the Participant's Termination Date occurs by reason of death, Disability or Retirement, any unvested Units shall vest immediately on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of the Award Terms.  All Units which are not vested on or before the Participant’s Termination Date shall immediately expire and shall be forfeited upon the Participant’s Termination Date and the Participant shall have no further rights with respect to such Units.

4.Dividend Equivalent Payments.  As of each dividend payment date with respect to Stock, the Participant shall be credited with Dividend Equivalent Units as follows:

(a)

If a Stock dividend is paid or distributed with respect to shares of Stock, then the Participant will be credited with that number of additional deferred stock units in the form of Dividend Equivalent Units equal to the product of (i) the number of shares of Stock paid or distributed in the dividend with respect to a share of Stock, multiplied by (ii) the number of Units and previously credited Dividend Equivalent Units outstanding under this Award as of the dividend payment date.

(b)

If a cash dividend is paid or distributed with respect to a share of Stock, then the Participant will be credited with that number of additional Stock Units equal to the product of (i) the number of Units and previously credited Dividend Equivalent Units outstanding under this Award as of the dividend payment date, multiplied by (ii) the quotient of the amount of the cash dividend per share of Stock divided by the Fair Market Value of a share of Stock on the dividend payment date.

Dividend Equivalent Units will be subject to the same vesting, expiration and forfeiture terms as apply to the Units to which they relate and will be paid at the same time and in the same form as the Units to which they relate in accordance with Section 5.

5.Payment.  Payment of the Units and Dividend Equivalent Units granted hereunder shall be paid or settled in accordance with the following:

(a)

Subject to the Award Terms, the Units and Dividend Equivalent Units granted hereunder shall be deemed deferred in accordance with the terms of the Prologis, Inc. Nonqualified Deferred Compensation Plan (or a successor thereto, the “Deferred Compensation Plan”).  Any Units and Dividend Equivalent Units so deferred shall be credited to the Participant’s accounts under the Deferred Compensation Plan as of the Vesting Date in accordance with the terms of the Deferred Compensation Plan and, following such deferral, payment of all of the Participant’s rights with respect to such amounts shall be made in accordance with and shall be subject to the terms of the Deferred Compensation Plan; provided, however, that unless otherwise elected by the Participant under the Deferred Compensation Plan, payment with respect to vested Units and corresponding Dividend Equivalent Units shall be made within 90 days following the third anniversary of the Grant Date or, if earlier, the Participant’s Termination Date, and the Participant shall not be permitted to elect the calendar year of payment.

(b)

Notwithstanding the provisions of paragraph (a), if the Vesting Date occurs pursuant to Section 3 as a result of the Participant’s Termination Date due to death, Disability or Retirement, the Units and Dividend Equivalent Units shall not be deferred under the Deferred Compensation Plan and payment with respect to such Units and corresponding Dividend Equivalent Units shall be made within 60 days following the Participant’s Termination Date.

6.Units and Dividend Equivalent Units Are Not Stock.  Neither award of Units nor the corresponding right to Dividend Equivalent Units under the Award Terms constitutes the award of Stock, and nothing in the Award Terms shall be construed to give the Participant any rights as a stockholder of Prologis prior to payment of Units or corresponding Dividend Equivalent Units.

7.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.Adjustment of Award.  All Units and Dividend Equivalent Units subject to the Award Terms shall be adjusted by the Committee in accordance with subsection 4.2 of the Plan (or a successor provision) to reflect certain corporate transactions which affect the number, type or value of the Units or Dividend Equivalent Units.

9.Change in Control.  In the event that, prior to the Vesting Date and prior to the date on which the Award has otherwise expired or been forfeited (a) the Participant’s service is terminated by Prologis or the successor to Prologis other than for Cause within 24 months following a Change in Control or (b) the Plan is terminated by Prologis or its successor following a Change in Control without provision for the continuation of the Award, all Units and Dividend Equivalent Units, to the extent they have not otherwise expired or been cancelled or forfeited, shall immediately vest and the date of the vesting shall be the “Vesting Date”.  Any Units and Dividend Equivalent Units that vest pursuant to this Section 9 shall be paid as soon as practicable following the Vesting Date but in no event later than March 15 of the year following the year in which the Vesting Date occurs; provided, however, that if the Units and Dividend Equivalent Units that vest pursuant to this Section 9 are subject to section 409A of the Code, payment on account of the vesting shall be permitted only if the payment is a permitted payment event under section 409A of the Code and, if the payment on account of vesting is not a permitted payment event under section 409A, the Units and Dividend Equivalent Units shall vest in accordance with this Section 9 but payment shall be made in accordance with Section 5 as of the date payment would otherwise have been made without regard to the vesting of the Units and Dividend Equivalent Units under this Section 9.

10.Award Not Contract of Service.  The Award does not constitute a contract of continued service, and the grant of the Award shall not give the Participant the right to be retained in the service of Prologis or any Related Company, nor any right or claim to any benefit under the Plan or the Award Terms, unless such right or claim has specifically accrued under the terms of the Plan and the Award Terms.

11.Administration.  The authority to administer and interpret the Award Terms shall be vested in the Committee, and the Committee shall have all the powers with respect to the Award Terms as it has with respect to the Plan.  Any interpretation of the Award Terms by the Committee and any decision made by it with respect to the Award Terms is final and binding on all persons.

12.Plan Governs.  The Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of Prologis.

13.Amendment and Termination.  The Board may at any time amend or terminate the Plan, provided that, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the Participant’s Beneficiary) no such amendment or termination may materially adversely affect the rights of the Participant or Beneficiary awarded hereunder.  Adjustments pursuant to subsection 4.2 of the Plan (or a successor provision) and amendments to conform to the requirements or provisions of section 409A of the Code shall not be subject to the foregoing limitations.

14.Special 409A Provisions.  To the extent that any payments or benefits under the Award Terms are subject to section 409A of the Code and are paid or provided on account of the Participant’s termination of service, the determination as to whether the Participant has had a termination of service (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder. To the extent applicable, the Award Terms are intended to conform to the requirements of section 409A of the Code and shall be interpreted in all respects in accordance with section 409A of the Code.